 Exhibit 10.1

2008 BONUS CRITERIA FOR
MAXXAM CHIEF EXECUTIVE OFFICER
UNDER THE MAXXAM 1994 EXECUTIVE BONUS PLAN

The Section 162(m) Compensation Committee (the “Committee”) of the Board of Directors of MAXXAM Inc. (the “Company”) has on the 28th day of March 2008 established the following specific targets, criteria, and bonus opportunities for Charles E. Hurwitz (“CEH”), Chairman of the Board and Chief Executive Officer of the Company, relating to the 2008 fiscal year (set forth in Part I), under Sections 3 and 4 of the MAXXAM 1994 Executive Bonus Plan (the “Plan”).  Part II sets forth bonus opportunities relating to the 2009 fiscal year. It is anticipated that additional criteria will be established relating to the 2009 fiscal year at a later date.  All terms not defined herein shall have the meanings assigned to them in the Plan.  As used herein, the term “earn” shall be subject to the Committee’s absolute discretion, under Section 4.1 of the Plan, to reduce the actual bonus payable hereunder as the result of any of the criteria being achieved.  As used herein, the term “base salary” shall mean CEH’s 2008 base salary from the Company of $835,000.

PART I: BONUS CRITERIA RELATING TO
THE 2008 FISCAL YEAR

A.	Improved 2008 Consolidated Financial Results

CEH will earn a bonus equal to 1% of base salary for each full $1 million in improvement (representing a decrease in net loss or an increase in net income) in 2008 Consolidated Financial Results as compared to the 2007 Consolidated Financial Results, not to exceed $1,500,000.  The 2008 Consolidated Financial Results for this purpose shall be deemed to be the amount of net income (or loss) shown in the Company’s earnings release with respect to its 2008 results.  The 2007 Consolidated Financial Results for this purpose shall be deemed to be the amount of net loss shown in the Company’s audited financial statements as of December 31, 2007 as the same are published in the Company’s Annual Report on Form 10-K for 2007.  2007 and 2008 Consolidated Financial Results shall each exclude (i) the results of forest products operations, and (ii) any net income arising from the reversal of the Company’s net investment in The Pacific Lumber Company (“Palco”) and(i) the results of forest products operations, and (ii) any net income arising from the reversal of the Company’s net investment in The Pacific Lumber Company (“Palco”), including the related tax effects(i) the results of forest products operations, and (ii) any net income arising from the reversal of the Company’s net investment in The Pacific Lumber Company (“Palco”), including the related tax effects the related tax effects.

B.           Business Development Projects

CEH will earn a bonus for 2008 services, not to exceed an aggregate of 100% of base salary, based on the following criteria: 33⅓% of base salary for any of the business development projects described below.  It is believed and intended that all of the items described below are substantially uncertain on the date hereof.  Completion of each of the items described below shall be deemed to constitute a separate business development project so that 33⅓% of base salary shall be earned as a bonus for each such project completed, subject to the overall limitation of 100% of base salary for all criteria under this section.

(1)
The undertaking by Palmas del Mar Properties Inc. and/or an affiliate thereof (“Palmas”) of a new business opportunity wherein a written commitment is made to invest $10 million or more (in cash or property) in connection with tourism operations in Puerto Rico.  For purposes of this Plan criterion, the undertaking of a condominium or other land developmentproject in conjunction with a hotel project shall be considered separate undertakings resulting in separate business development projects.  Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by the applicable Board and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(2)
The undertaking by the Company and/or an affiliate thereof of a new business opportunity wherein a written commitment is made to invest $10 million or more (in cash or property) in connection with a new real estate operation or development.  Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by the applicable Board and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(3)
The undertaking by the Sam Houston Race Park, Ltd. and/or an affiliate thereof (“SHRP”) of a new business opportunity wherein a written commitment is made to invest $5 million or more (in cash or property) in connection with racing, gaming or other entertainment operations of SHRP, or any related joint venture or other arrangment.  Satisfaction of this Plan criterion shall be deemed to have occurred upon the approval or ratification of such undertaking by the applicable Board and the execution by all parties to such undertaking of a binding written agreement in respect thereto.

(4)
The approval by the Texas Legislature of significant gaming legislation.  The term “significant gaming legislation” means initial enabling legislation for any or all of the following: (a) off-track betting on horse and/or dog racing which may be conducted in at least 20 locations in Texas, (b) poker, card or other games of skill or chance at any racing facilities owned by the Company or a subsidiary thereof, (c) video lottery, slot machines or similar gaming devices at any racing facilities owned by the Company or a subsidiary thereof, or (d) casino gaming (full or partial scale) at any racing facilities owned by the Company or a subsidiary thereof.

(5)
The receipt, directly, or indirectly through a joint venture or other arrangement, by the Company or one of its subsidiaries of a permit, license or similar approval to conduct gaming as allowed under any significant gaming legislation approved by the Texas Legislature, but which does not apply to any racing facilities owned by the Company.

C.           Extraordinary Transactions

CEH will earn a bonus of 75% of base salary for completion in 2008 of an Extraordinary Transaction as such is defined in Section 1.8 of the Plan; provided that any other items specifically listed under Section B. as a Business Development Project for 2008 shall not also be considered an Extraordinary Transaction under this item.  The maximum bonus that can be earned under this provision is 225% of base salary.  An Extraordinary Transaction shall be deemed to have occurred upon the approval or ratification of such transaction(s) by the applicable Board and the execution by all parties to such transaction(s) of a binding written agreement in respect thereto.  The term “Extraordinary  Transaction” shall exclude any disposition of any interest(s) of the Company in its forest products operations.

D.           Improved 2008 Earnings per Share

CEH will earn a bonus equal to 1% of base salary for each full $0.15 (fifteen cents) improvement (representing a decrease in net loss per share or an increase in net income per share) in the Company’s 2008 Earnings per Share as compared to the Company’s 2007 Earnings per Share, not to exceed $1,000,000.  The 2008 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company’s earnings release with respect to its 2008 results.  The 2007 Earnings per Share for this purpose shall be deemed to be the earnings (or loss) per common and common equivalent share of the Company as shown in the Company’s audited financial statements as of December 31, 2007 as the same are published in the Company’s Annual Report on Form 10-K for 2007.  2007 and 2008 Consolidated Financial Results shall each exclude (i) the results of forest products operations, and (ii) any net income arising from the reversal of the Company’s net investment in Palco and the related tax effects.

E.           Achievement of Divisional/Subsidiary Business Plans

CEH will earn a bonus equal to 33⅓% of base salary for achievement of the 2008 business plan with respect to each of (i) the Company’s real estate operations, (ii) Sam Houston Race Park, Ltd.’s operations, or (iii) the Company’s corporate operations.  The maximum bonus under this subsection shall be equal to 100% of base salary.  The 2008 business plan for this purpose shall be the 2008 business plan as approved by the Company’s Board or the Board of the applicable entities within the business unit.  Achievement of the business plan for the respective business unit shall be deemed to occur if the actual 2008 before-tax net income or loss computed in accordance with generally accepted accounting principles in the United States for the unit is equal to or better than (i.e., a higher net income or lower net loss) the before-tax net income or loss as provided for in the applicable business plan.

PART II: BONUS CRITERIA RELATING TO
THE 2009 FISCAL YEAR

A.
In the event that any of the criteria set forth above under Sections B. and C. of Part I are satisfied subsequent to December 31, 2008 and prior to establishment of the 2009 bonus criteria, the corresponding bonus shall be earned by CEH using the salary in effect during 2009.

[Signature page follows]

In witness whereof, the undersigned have affixed their signatures hereto as of the date shown below.

Dated:                      March 28, 2008                                                    MAXXAM INC. SECTION 162(m)
COMPENSATION COMMITTEE

/s/ Robert J. Cruikshank
Robert J. Cruikshank, Chairman

/s/ Stanley D. Rosenberg
Stanley D. Rosenberg

/s/ Michael J. Rosenthal
Michael J. Rosenthal